UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 9, 2014

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices)

94080

(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers.

On October 9, 2014, Solazyme, Inc. (the “Company”) announced that David C. Cole had transitioned to a consulting role with the Company from an executive operational role. As part of his transition, Mr. Cole stepped down from the Company’s board of directors (the “Board”) and as President of the Company as of October 8, 2014. Mr. Cole served as a consultant to the Company from 2010 until his election as a director in December 2013. Mr. Cole then joined the Company as President in January 2014. Mr. Cole will return to a consulting role with the Company, and in conjunction therewith, the Company has entered into a Professional Services Agreement with Mr. Cole.

Under the Professional Services Agreement, Mr. Cole will provide consulting services, including business development assistance and serving as chairman and/or a member on a number of the Company’s advisory boards. The Professional Services Agreement provides that Mr. Cole will receive a lump sum payment in the amount of $844,000, payable in two installments after the effectiveness of a customary release. Mr. Cole will also receive COBRA premium payments for up to 18 months. In addition, the vesting of 229,167 shares underlying a Company stock option will accelerate to the date of his transition and 75,000 restricted stock units will vest in 2015. Mr. Cole will also receive a monthly consulting fee of $20,000 and continued vesting of 80,000 shares underlying a Company stock option (vesting monthly over the term of the Professional Services Agreement) and 25,000 restricted stock units (vesting in four equal installments semi-annually over the term of the Professional Services Agreement). The Professional Services Agreement has a term of two years and is terminable upon the election of either party at any time.

On October 7, 2014, Ann Mather, a director of the Company and Chair of the Company’s Audit Committee, informed the Company that she intended to transition her responsibilities as Audit Committee Chair to Gary M. Pfeiffer (see (d) below) and thereafter intended to resign as Audit Committee Chair and director of the Company prior to the end of 2014.

(d) Election of Director.

On October 8, 2014, the Board elected Gary M. Pfeiffer as a director of the Company and a member of the Board’s Audit Committee. The Board also appointed Mr. Pfeiffer as Chair of the Company’s Audit Committee effective upon the resignation of Ms. Mather as the Company’s Audit Committee Chair (see (b) above). Mr. Pfeiffer retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company (DuPont), a large, multinational company with science-based products, materials and services. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer is a director of Quest Diagnostics Incorporated, a provider of clinical laboratory services and diagnostic testing to the healthcare industry, and Internap Network Services Corporation, an information technology infrastructure services company, and served as a director of The Talbots, Inc., a retailer of women’s apparel, from 2005 to 2012. He is the non-executive Chair of the Board of Directors of Christiana Care Health System, a not-for-profit regional hospital system located in Delaware. Mr. Pfeiffer holds a B.A. and an M.B.A. from the College of William and Mary in Virginia. Mr. Pfeiffer will receive director compensation consistent with the Company’s current compensation arrangement for non-employee members of the Board and has entered into the Company’s standard form of indemnity agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC. (Registrant)

Date: October 9, 2014	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan General Counsel